Exhibit 3.3

CERTIFICATE OF FORMATION

OF

EQT RE, LLC

This Certificate of Formation of EQT RE, LLC, dated as of September 8, 2017, is being duly executed and filed by Tobin M. Nelson, as the sole organizer, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C.§ 18-101, et seq.).

1.             The name of the limited liability company is EQT RE, LLC.

2.             The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of EQT RE, LLC this 8th day of September, 2017.

/s/ Tobin M. Nelson
Tobin M. Nelson,
Sole Organizer

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:35 PM 09/08/2017
FILED 03:35 PM 09/08/2017
SR 20176081521 - File Number 6536477